Exhibit 99.2

For Immediate Release	Contact Information
Monday, April 18, 2005	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

NEWS RELEASE

The Exploration Company Updates Maverick Basin Operations

SAN ANTONIO -- April 18, 2005 -- The Exploration Company (Nasdaq:TXCO) today provided an operations update on its Maverick Basin acreage block in Southwest Texas.

     Through early April, the Company had spudded or re-entered 14 wells on its Texas block, which covers approximately 727,000 gross acres. TXCO currently plans to drill 60-plus wells in its 2005 capital expenditure (CAPEX) program. For first-quarter 2005, net daily sales were approximately 832 barrels of oil per day (BOPD) and 7.7 million cubic feet of natural gas per day (MMcfd), a combined rate of approximately 12.7 million cubic feet equivalent per day (MMcfed). This compares with average daily sales of 896 BOPD and 7.0 MMcfd, a combined 12.4 MMcfed, in the first quarter of 2004. Fourth-quarter 2004 sales averaged 1,007 BOPD and 8.1 MMcfd, a combined 14.2 MMcfed.

     The Company currently has:
        -     Five rigs under contract drilling for TXCO's or a partner's account.
        -     Three wells awaiting hook-up to sales lines.
        -     Four first-quarter wells in completion.
        -     Completed its second-busiest drilling program on record for a January-March quarter.

Current drilling and operating highlights include:

Georgetown
     The Company had started 11 Georgetown drilling projects through early April, including nine new wells and two re-entries. Four of the wells have been placed on production, three are awaiting pipeline connections, one is in completion while three continue drilling. TXCO has allocated the largest share of its 2005 CAPEX budget to the successful Georgetown play with a projected 34 new wells and one re-entry. Net Georgetown estimated daily sales exit rate at March 31 stood at 3.3 MMcfd and 393 BOPD.

     TXCO continued to have good success in the Georgetown play across the southern portion of its Maverick Basin acreage. In late March, the Covert 1-18H (50 percent working interest) went on production flowing 2.4 MMcfd while the Gary 3H (75% WI) went on production at 239 BOPD and 154 thousand cubic feet per day.

     Meanwhile, the Cage Ranch 2-18H (50% WI) tested at rates up to 2.5 MMcfd and 96 BOPD on a 20/64-inch choke with 2,100 pounds per square inch (psi) flowing tubing pressure. Nearby, the Speer 1-520H (50% WI) flowed at rates up to 2.1 MMcfd and 48 BOPD on a 14/64-inch choke with 2,200 psi flowing tubing pressure. Both wells currently await pipeline connections.

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Glen Rose
     The Company re-entered one Glen Rose porosity well in the first quarter following the expiration of a yearly hunting season drilling moratorium in January. During tests, the well initially had strong oil flows that were later replaced by water. The operator, CMR Energy LP of Houston, now plans to set an inflatable packer to block the water intrusion and then resume testing.

     Glen Rose targets represent the second-largest portion of the Company's 2005 CAPEX budget. TXCO currently plans to drill six new wells and re-enter three existing wells, targeting both the oil-prone porosity and gas-prone Glen Rose shoal. Net Glen Rose estimated daily sales exit rate at March 31 was 3.3 MMcfd and 220 BOPD.

Other Plays

     TXCO currently plans to drill several other formations in 2005, part of its multi-play/multi-pay strategy in the multi-targeted Maverick Basin. This year's CAPEX calls for six wells to formations besides the Georgetown, Glen Rose and San Miguel. The Burr A 7-31 (100% WI) was spudded in the first quarter targeting the oil-prone Edwards formation. The well currently is being completed. Completion will begin shortly on the Paloma E 2-139H (62.5% WI) to the oil-prone Austin Chalk.

     Meanwhile, drilling will start in the second quarter on TXCO's Pena Creek San Miguel oil play as an additional drilling rig becomes available. The Company's CAPEX budget calls for 12 San Miguel wells in 2005.

Management's Perspective

     "The first quarter, which is traditionally our slowest operating period, gave us a good start on 2005 as we move ahead with one of our busiest annual drilling programs ever," said President and CEO James E. Sigmon. "We currently have four rigs running on our acreage and we now expect a fifth rig to start work for us in early May. With this level of activity, it is my belief that the Company will continue its ongoing trend of higher sales and growing reserves this year.

     "In particular, I'm pleased that our success in the Georgetown continues," Sigmon added. "The advanced seismic coherency processing technique our technical staff developed is allowing us to turn this hit-or-miss play into a consistent gas and oil producer with multiple, attractive targets across a large portion of our Maverick Basin acreage."

Earnings Announcement The Company currently expects to announce its first-quarter 2005 earnings on or about May 6, 2005.

About The Exploration Company
     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally develop a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Stock Market under the symbol "TXCO."

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Forward-Looking Statements

     Statements in this press release that are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to oil and gas prices, capital expenditures, production levels, drilling plans, including the timing, number and cost of wells to be drilled, projects and expected response, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2004. This and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's website at www.txco.com. Copies are available without charge, upon request from the Company.

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